Exhibit 10.1
EXECUTION VERSION
AGREEMENT
     THIS AGREEMENT, dated as of June 22, 2008 (the “Agreement”), is made by and among Emageon Inc., a Delaware corporation (the “Company”), Charles A. Jett, Jr. and the other parties signatory hereto (collectively, the “OPP Investors).
W I T N E S S E T H:
     WHEREAS, the OPP Investors beneficially own (as defined below) 3,569,360 shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company; and
     WHEREAS, prior to the date hereof the OPP Investors (i) delivered a letter (the “Nomination Letter”) to the Company, dated February 14, 2008, stating the intention to nominate (the “OPP Nomination”) three individuals for election to the Board of Directors of the Company (the “Board”) by the shareholders of the Company (the “Shareholders”) and (ii) filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) related to the matters set forth in the Nomination Letter; and
     WHEREAS, the Company and the OPP Investors have agreed that it is in their mutual interests to enter into this Agreement, which, among other things, terminates the pending proxy contest for the election of directors at the 2008 Annual Meeting (as defined below);
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Defined Terms. For purposes of this Agreement:
          (a) The term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
          (b) The terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a Person will also be deemed to beneficially own and to be the beneficial owner of all shares of capital stock of the Company which such Person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional.
          (c) The term “Person” means any individual, partnership, corporation, group, syndicate, trust, government or agency, or any other organization, entity or enterprise.

     Section 1.2 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
ARTICLE II
COVENANTS
     Section 2.1 Board of Directors, Annual Meeting and Related Matters.
          (a) Board Expansion. Effective upon the execution and delivery of this Agreement by all parties, the Board has increased the size of the Board from eight (8) to ten (10) directors and has caused the election of:
               (i) Augustus K. Oliver as a director with a term expiring at the 2010 Annual Meeting; provided that if Mr. Oliver were unable or unwilling to serve his entire term, a replacement independent director shall be selected by Oliver Press Partners, LLC (“Oliver Press”) to complete Mr. Oliver’s then remaining term, which individual shall not be Affiliated with Oliver Press, and shall be subject to the Board’s approval not to be unreasonably withheld or delayed. The Board shall have a thirty (30) day period after receiving notice of the identity of a replacement nominee (whether such notice is provided prior to or after Mr. Oliver departs from the Board) (a “Replacement Review Period”) to consider such replacement nominee, whether such replacement nominee has relevant, applicable experience and to conduct a background check, and not later than the end of the Replacement Review Period shall elect such replacement nominee (subject to the resignation or other departure of Mr. Oliver) or give written notice to Oliver Press of its decision not to elect such replacement nominee in which event Oliver Press shall have the right to select another replacement nominee as provided in this Section 2.1(a)(i); and
               (ii) Benner A. Ulrich as a director with a term expiring at the 2010 Annual Meeting; provided that if Mr. Ulrich were unable or unwilling to serve his entire term, a replacement independent director shall be selected by Oliver Press to complete Mr. Ulrich’s then remaining term, which individual shall not be Affiliated with Oliver Press, and shall be subject to the Board’s approval not to be unreasonably withheld or delayed. The Board shall have a Replacement Review Period after receiving notice of the identity of a replacement nominee (whether such notice is provided prior to or after Mr. Ulrich departs from the Board) to consider such replacement nominee, whether such replacement nominee has relevant, applicable experience and to conduct a background check, and not later than the end of the Replacement Review Period shall elect such replacement nominee (subject to the resignation or other departure of Mr. Ulrich) or give written notice to Oliver Press of its decision not to elect such replacement nominee in which event Oliver Press shall have the right to select another replacement nominee as provided in this Section 2.1(a)(ii).
Augustus K. Oliver and Benner A. Ulrich (or their replacements as provided herein) are each an “OPP Director” and collectively, the “OPP Directors”.

          (b) 2008 Annual Meeting. The Company shall adjourn its 2008 Annual Meeting of Stockholders (the “Annual Meeting”), currently scheduled for June 23, 2008, until July 8, 2008 for purposes of the election of directors and the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008. The Company shall not conduct any other business at the Annual Meeting except as set forth in this Section 2.1(b), nor shall the Company adjourn the Annual Meeting further without the written consent of Oliver Press.
          (c) Resignation of Chairman. Effective immediately following the Annual Meeting, Charles A. Jett, Jr., the Company’s Chairman of the Board, shall resign from the Board, but at the discretion of the Board shall remain the Company’s Chief Executive Officer. Concurrent with the execution of this Agreement, Mr. Jett has delivered to the Board and Oliver Press an irrevocable resignation from the Board effective immediately after the Annual Meeting in the form of Exhibit A hereto.
          (d) Resignation of Director. Douglas D. French (the “Departing Director”) shall resign from the Board effective immediately following the Annual Meeting. As soon as reasonably practicable following the date hereof, but not later than June 27, 2008, the Departing Director shall deliver to the Board and Oliver Press an irrevocable resignation from the Board effective immediately after the Annual Meeting in the form of Exhibit A hereto. As soon as reasonably practicable following the date hereof, but not later than June 27, 2008, a director (other than an OPP Director) who has a term expiring at the 2010 Annual Meeting shall tender to the Company and Oliver Press their irrevocable resignation from the Board in the form of Exhibit A hereto effective immediately following the resignation of the Departing Director and such director shall be re-elected as a director by the Board immediately following the effectiveness of such resignation with a term expiring at the 2009 Annual Meeting.
          (e) Board Size. Immediately following the resignation of Mr. Jett and the Departing Director, the Board shall reduce its size to nine (9) directors and shall not thereafter take any action to change the size of the Board during the period that at least one of the OPP Directors continues to serve on the Board without the prior written consent of Oliver Press, to be provided in its absolute and sole discretion.
          (f) New Director. The OPP Investors and the Company have discussed the election of Bradley S. Karro (the “New Director”) to the Board, subject to the Board’s approval not to be unreasonably withheld. The Board has requested a period, not to exceed thirty (30) days from the date hereof (the “Review Period”), to consider the election of the New Director to the Board with a term expiring at the 2011 Annual Meeting and to conduct a background check. Not later than the end of the Review Period, the New Director shall either be elected to the Board in place of Mr. Jett or the Board shall give Oliver Press written notice of its decision not to elect the New Director to the Board. In the event that the Board chooses not to elect the New Director to the Board or in the event that the New Director were unable or unwilling to serve prior to his appointment to the Board or unable or unwilling to serve his entire term, a replacement independent director shall be selected by Oliver Press who shall not be Affiliated with Oliver Press. The election of any such replacement nominee shall be subject to the Board’s approval not to be unreasonably withheld or delayed. The Board shall have a Replacement Review Period after receiving notice of the identity of a replacement nominee (whether such notice is provided prior to or after the departure of the New Director from the Board, if applicable) to consider such replacement nominee, whether such replacement nominee has relevant, applicable experience and to conduct a background check, and not later than the end of the Replacement Review Period shall elect such replacement nominee (subject to the resignation or other departure of the New Director, if applicable) or give written notice to Oliver Press of its decision not to elect such replacement nominee in which event Oliver Press shall have the right to select another replacement nominee as provided in this Section 2.1(f). Upon his election, the New Director shall also be elected to the Strategic Alternatives Committee in place of an existing member of such committee other than Benner A. Ulrich. Irrespective of the identity of the director elected pursuant to this Section 2.1(f), such individual shall be referred to as the “New Director” hereunder.
          (g) Committees. The Board has an existing Board committee (the “Strategic Alternatives Committee”) comprised of three (3) directors. Immediately upon the election of Benner A. Ulrich as a director, the Board shall (i) remove one member from the Strategic Alternatives Committee and replace him with Mr. Ulrich (or his successor, if any, pursuant to Section 2.1(a)(ii)) to serve during his term as a director, and (ii) elect Benner A. Ulrich (or his successor, if any, pursuant to Section 2.1(a)(ii)) to the Compensation Committee of the Board during Mr. Ulrich’s term as a director.
          (h) Role of the OPP Directors and the New Director. The OPP Directors and the New Director will be governed by the same protections and obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines, and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company.
     Section 2.2 Strategic Alternatives Committee. The Strategic Alternatives Committee shall have the authority to: (a) consider all strategic alternatives for the Company including, without limitation, acquisitions, divestitures, reorganizations, recapitalizations, joint ventures, a sale of the Company and offerings of debt or equity securities and (b) engage such advisors including, an investment banking firm, to assist it as the committee shall determine to be appropriate, provided that any such investment banking firm is approved by the OPP Director on such committee. On June 23, 2008, the Strategic Alternatives Committee shall hold a meeting by telephone and at such meeting the committee shall endeavor to select the investment banking firm that it intends to retain and shall develop a schedule of its activities. The Strategic Alternatives Committee shall use its best efforts to complete its consideration and make a recommendation to the Board at the earliest practicable time.
     Section 2.3 Additional Undertakings by the OPP Investors.
          (a) By executing this Agreement, the OPP Investors hereby irrevocably withdraw their Nomination Letter and any nominations to the Board made prior to the date hereof and agree to terminate the pending proxy contest with respect to the election of directors at the 2008 Annual Meeting. The OPP Investors agree to take promptly all such actions as are required, or may reasonably be requested by the Company, in furtherance of, and to effectuate, the foregoing. Within two (2) business days of the date of this Agreement, Oliver Press shall file, or cause to be filed on its behalf, with the SEC, an amendment to its Schedule 13D with respect to the Company disclosing the material contents of this Agreement.

          (b) As of the date of this Agreement, none of the OPP Investors, or any of their Affiliates, are a party (other than with another OPP Investor or an Affiliate of any OPP Investor and other than the proxies received as a result of the solicitation in connection with the Annual Meeting (none of which shall be used by the OPP Investors at such meeting)) to any contract, arrangement, understanding or relationship (legal or otherwise) with any person with respect to any securities of the Company, including with respect to transfer or voting of any such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies, or have otherwise pledged or subjected any securities owned by them to a contingency the occurrence of which would give another person voting power or investment power over such securities.
     Section 2.4 Voting Provisions. The OPP Investors, together with their Affiliates, will cause all shares of Common Stock for which they have the right to vote as of the record date for the 2008 Annual Meeting to be present for quorum purposes and to be voted at such meeting or at any adjournments or postponements thereof as permitted hereby, in favor of each director nominated and recommended by the Board for election.
     Section 2.5 Publicity. Promptly after the execution of this Agreement, but not later than 8:00 A.M., EDT, June 23, 2008, the Company and the OPP Investors shall issue a press release in the form attached hereto as Exhibit B.
     Section 2.6 Expenses. Within ten (10) business days following receipt of reasonably satisfactory documentation thereof, the Company shall reimburse the OPP Investors for their reasonable out-of-pocket fees and expenses incurred prior to the date of this Agreement in connection with the OPP Nomination, up to a maximum reimbursement of $75,000, and the OPP Investors hereby agree that such payment shall be in full satisfaction of any claims or rights they may have as of the date hereof for reimbursement of fees, expenses or costs in connection with the OPP Nomination.
ARTICLE III
OTHER PROVISIONS
     Section 3.1 Representations and Warranties.
          (a) Representations and Warranties of the Company. The Company hereby represents and warrants that this Agreement and the performance by the Company of its obligations hereunder (i) has been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (ii) does not require the approval of the shareholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the Certificate of Incorporation of the Company, as amended, or the Bylaws of the Company, as amended, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

          (b) Representations and Warranties of Director. Charles A. Jett, Jr. represents and warrants that this Agreement and the performance by him of his obligations hereunder have been executed and delivered by him, and is a valid and binding obligation of his, enforceable against him in accordance with its terms.
          (c) Representations and Warranties of the OPP Investors. Each of the OPP Investors represents and warrants that this Agreement and the performance by each such OPP Investor of its obligations hereunder (i) has been duly authorized, executed and delivered by such OPP Investor, and is a valid and binding obligation of such OPP Investor, enforceable against such OPP Investor in accordance with its terms, (ii) does not require approval by any owners or holders of any equity interest in such OPP Investor (except as has already been obtained) and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of such OPP Investor, as amended, or any provision of any agreement or other instrument to which such OPP Investor or any of its properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument.
     Section 3.2 Confidentiality.
          (a) In connection with discussions between the OPP Investors and their representatives and the Company and its representatives, the Company or its representatives may disclose orally or in writing to the OPP Investors or their representatives information that is confidential to the Company. To protect the confidentiality of such information, and as a condition to the furnishing of such information, the OPP Investors agree, as set forth below, to treat as confidential all such information furnished to or otherwise received by the OPP Investors or their representatives from the Company or on its behalf (herein collectively referred to as the “Confidential Information”). For purposes of this Agreement, the phrase “Confidential Information” will not include information which (i) becomes lawfully available to the public other than as a result of a disclosure by the OPP Investors or its representatives in violation of this Agreement, (ii) was lawfully available to the OPP Investors on a non-confidential basis prior to the disclosure to the OPP Investors or its representatives by the Company or on its behalf or (iii) lawfully becomes available to the OPP Investors on a non-confidential basis from a source other than the Company or the Company’s representatives or agents, provided that such source is not bound by a confidentiality agreement with the Company of which the OPP Investors have been made aware.
          (b) The Company has no obligation to furnish Confidential Information to the OPP Investors or its representatives by virtue of this Agreement except for Confidential Information provided to the OPP Directors in their capacity as directors of the Company. The Company shall use its reasonable efforts not to provide Confidential Information to the OPP Investors unless requested or consented to by the OPP Investors; provided that the parties acknowledge that the provision of Confidential Information to the OPP Directors shall not violate this provision. Each of the OPP Investors hereby acknowledges that it is aware that the United States securities laws prohibit any Person who has material, non-public information with respect to the Company from transacting in the securities of the Company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to transact in such securities.
          (c) The Confidential Information will not be disclosed by the OPP Investors or their representatives, except to the extent the Company has given its prior written consent. Notwithstanding anything to the contrary contained in this Section 3.2, the OPP Investors and its representatives shall be permitted to disclose any Confidential Information to the extent the disclosure of such information is required in any court proceeding, by any governmental authority or by applicable law; provided, however, that the OPP Investors and its representatives shall use their reasonable best efforts to give the Company reasonable advance notice of such required disclosure to enable the Company, at its sole expense, to prevent or limit such disclosure. This Section 3.2 will survive the termination of this Agreement.
          (d) Notwithstanding the foregoing including the other provisions of this Section 3.2 and the provisions of Section 2.1(h), the Company understands that the OPP Directors may from time to time provide Confidential Information to the other OPP Investors, but not to any Person who is only an investor in an OPP Investor, and that such OPP Investors shall be subject to the restrictions contained in this Section 3.2 as if such information had been disclosed to such OPP Investors directly. Each such OPP Investor further agrees that it will be subject to the same trading policies of the Company to which the OPP Directors are subject, provided such policies are customary.
     Section 3.3 Remedies.
          (a) Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of New York, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.
          (b) Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of New York (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to the respective addresses set forth in Section 3.5 will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

     Section 3.4 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.
     Section 3.5 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:
if to the Company:
Emageon Inc.
1200 Corporate Drive
Suite 200
Birmingham, Alabama 35242
Facsimile: (205) 212-3887
Attention: General Counsel
with a copy to:
David A. Stockton, Esq.
Kilpatrick Stockton LLP
Suite 2800
1100 Peachtree Street
Atlanta, Georgia 30309-4530
Facsimile: (404) 541-3402
if to the OPP Investors:
Oliver Press Partners, LLP
152 West 57th Street, 46th Floor
New York, New York 10019
Attention: Augustus K. Oliver and Clifford Press
Facsimile: (212) 974-1860
with a copy to:
Allen B. Levithan, Esq. and Jeffrey M. Shapiro, Esq.
Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Facsimile: (973) 597-2407 and (973) 597-2471
     Section 3.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

     Section 3.7 Further Assurances. Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by another party in order to effectuate fully the purposes, terms and conditions of this Agreement.
     Section 3.8 No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     Section 3.9 Severability. In the event that any term or provision of this Agreement shall become, or is declared by a court of competent jurisdiction to be, illegal, unenforceable or void, this Agreement shall continue in full force and effect without said term or provision as close as possible to the intent of the parties hereto.
     Section 3.10 Facsimile; Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which may be executed by fewer than all of the parties hereto, and all of which together shall constitute one and the same instrument, enforceable against all of the parties hereto.
     Section 3.11 Headings. The article and section headings set forth in this Agreement are included for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.
[Remainder of Page Left Blank Intentionally]

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.
EMAGEON INC.

By:	/s/ Charles A. Jett, Jr.
Charles A. Jett, Jr. Chief Executive Officer
/s/ Charles A. Jett, Jr.

Charles A. Jett, Jr.
OLIVER PRESS PARTNERS, LLC

By:	/s/ Clifford Press
Clifford Press Managing Member
OLIVER PRESS INVESTORS, LLC

By:	/s/ Clifford Press
Clifford Press Managing Member
DAVENPORT PARTNERS, L.P.
By: Oliver Press Investors, LLC
      General Partner

By:	/s/ Clifford Press
Clifford Press Managing Member

JE PARTNERS, L.P.
By: Oliver Press Investors, LLC
      General Partner

By:	/s/ Clifford Press
Clifford Press Managing Member
OLIVER PRESS MASTER FUND, L.P.
By: Oliver Press Investors, LLC
     General Partner

By:	/s/ Clifford Press
Clifford Press Managing Member

/s/ Augustus K. Oliver
Augustus K. Oliver

/s/ Clifford Press
Clifford Press

/s/ Benner A. Ulrich
Benner A. Ulrich

EXHIBIT A
June          , 2008
Emageon Inc.
1200 Corporate Drive
Suite 200
Birmingham, Alabama 35242
Oliver Press Partners, LLP
152 West 57th Street, 46th Floor
New York, New York 10019
Re:           Emageon Inc.
Dear Sirs:
Reference is hereby made to that certain Agreement (the “Agreement”), dated June 22, 2008, by and among Emageon Inc. (the “Company”), [Charles A. Jett, Jr.]/[the undersigned] and the OPP Investors (as defined therein). This letter is being delivered in furtherance of Section 2.1[_] of the Agreement.
I, [                    ], hereby irrevocably submit my resignation as a director of the Company, effective immediately after the 2008 Annual Meeting of Stockholders of the Company without any further action being necessary, it being understood that this resignation shall be self executing.
I further agree that the OPP Investors are made third-party beneficiaries hereof.
Very truly yours,
[                    ]

EXHIBIT B
NEWS RELEASE
Emageon and Oliver Press Partners Settle Proxy Contest
Augustus K. Oliver, Benner Ulrich and Another Director Selected by Oliver Press to Join Board of Directors;
Strategic Alternatives Committee to Pursue all Options Including a Sale of the Company
Birmingham, AL, June 23, 2008 – Emageon Inc (NASDAQ: EMAG) and Oliver Press Partners, LLC announced today that they have reached an agreement under which three new directors will join the Emageon Board of Directors. Augustus Oliver, a principal of Oliver Press Partners and Benner Ulrich, Director of Research at Oliver Press Partners, will be elected to the Board today for a term expiring at the 2010 Annual Meeting, and a third new independent director selected by Oliver Press will also be added for a term expiring at the 2011 Annual Meeting. Additionally, Benner Ulrich and the to-be-named new director, upon his election, will be appointed to the company’s Strategic Alternatives Committee, which has a broad mandate to pursue all strategic alternatives for Emageon, including a sale of the company.
The size of the Board will temporarily be increased from 8 to 10 directors. As a condition of the agreement, Oliver Press will end its efforts to elect a slate of three nominees to the Board and will vote its shares in support of the company’s slate of nominees.
Emageon has agreed to adjourn the company’s Annual Meeting of shareholders until July 8, 2008 in order to give shareholders an opportunity to consider the settlement prior to voting. Promptly after the conclusion of the Annual Meeting, Charles A. Jett and Douglas D. French will resign from the Board and Mr. Jett will continue to serve as Chief Executive Officer at the discretion of the Board thereafter. In addition, upon the resignation of Mr. French, one of the existing directors with a term expiring at the 2010 Annual Meeting will fill his vacancy with a term expiring at the 2009 Annual Meeting. Following the 2008 Annual Meeting, the size of the Board will be fixed at nine directors.
Hugh Williamson, Lead Independent Director of Emageon, said “This resolution will enable the Board to continue its efforts to identify and pursue the best interests of Emageon, its shareholders, employees and customers.”
Gus Oliver also endorsed the agreement. “We have a high level of confidence in Emageon and its products which are installed in over 600 facilities and are used by thousands of physicians every day to enhance their delivery of health care to their patients. With a unified Board that incorporates strong representation by significant shareholders, we expect that the Company will be able to pursue a course in the best interests of its customers, employees and stockholders.”
About Emageon Inc.
Emageon provides information technology systems for hospitals, healthcare networks and imaging facilities. Its enterprise family of solutions includes RadSuiteTM, HeartSuiteTM and other specialty suites. All Emageon solutions are built on a unified Enterprise Content Management system offering advanced visualization and infrastructure tools for the clinical analysis and management of digital medical images, reports and associated clinical content. Emageon’s standards-based solutions are designed to help customers enhance patient care, automate workflow, lower costs, improve productivity and provide better service to physicians. For more information, please visit www.emageon.com
Forward Looking Statements
This press release contains forward-looking statements about Emageon that represent the Company’s current views with respect to, among other things, future events and financial performance. Any forward-looking statements contained in this press release are based on Emageon’s historical performance and on current plans, beliefs and expectations. Actual results may differ materially from those expressed or implied by such forward-looking statements as a result of various risks, uncertainties and other factors beyond its control. These risks, uncertainties and other factors include, among others, the risk that it may not compete successfully against larger competitors, risks associated with the cyclical nature of its industry and changes in economic conditions in general, risks associated with its history of operating losses, risks associated with changes in its primary market for PACS radiology systems and the recent decline in PACS radiology system sales orders, risks associated with fluctuations in its quarterly operating results, risks associated with the recent decline in the market price of its common stock, risks associated with the nomination of a competing slate of directors for election at this year’s annual meeting of stockholders, the risk of loss of its senior executive management, risk associated with expansion of its market and selling efforts into new product segments, the risk that its target markets do not develop as expected, the risk that its acquisitions could result in integration difficulties, dilution or other adverse financial consequences, the risk of failure to raise additional capital on acceptable terms, risks associated with its reliance on continuing relationships with large customers, the risk of significant product errors or product failures, the risk of its reliance on reseller arrangements for important components of its solution, the risk that it may not respond effectively to changes in its industry, the risk of its customers’ reliance on third party reimbursements, and the risk of the potential impact on its business of Food & Drug Administration (FDA) regulations and other applicable health care regulations. Additional information concerning these and other factors that could affect Emageon’s financial and operating results may be found under the heading “Risk Factors” and elsewhere in the Company’s Form 10- K for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission on March 17, 2008.
Important Information
On May 19, 2008, Emageon Inc. filed with the Securities and Exchange Commission a definitive proxy statement and accompanying WHITE proxy card in connection with its annual meeting of stockholders, and on May 21, 2008 it began mailing these proxy materials to its stockholders. Emageon stockholders are strongly advised to read Emageon’s proxy statement as it contains important information. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement, and the annual, quarterly and current reports and other information filed by Emageon with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the definitive proxy statement are also available for free at Emageon’s Internet website at www.emageon.com or by writing to Emageon Inc., 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242, Attn: Corporate Secretary. In addition, copies of Emageon’s proxy materials may be requested by contacting our proxy solicitor, Morrow & Co., LLC at (800) 662-5200. Emageon’s directors and certain of its officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the annual meeting. Information identifying these participants and describing their direct and indirect interests is available in Emageon’s definitive proxy statement filed with the Securities and Exchange Commission on May 19, 2008.
Contacts:

John Wilhoite, Emageon 205-259-2831	Susan Noonan, The SAN Group, LLC 212.966.3650